EXHIBIT 10.14

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT—EXCLUSIVE

COVER PAGE

For PHS internal use only:

Patent License Number:

U.S. Application Serial No. 07/492,468 filed 3/13/90; “06-Substituted Guanine Compounds And Methods For Depleting 06-Alkylguanine-DNA Alkyltransferase Levels” Issued 2/25/92 U.S. Pat. 5,091,430

U.S. Application Serial No. 07/616,913 filed 11/21/90; “06-Benzylated Guanine, Guanosine and 2’-Deoxyguanosine Compounds Possessing 06-Alkylguanine-DNA Alkyltransferase Depleting Activity” CIP of ‘468 issued 10/4/94 U.S. Pat. 5,352,669

U.S. Application Serial No. 07/805,634 filed 12/21/91; “06-Substituted Guanine Compounds And Methods For Depleting 06-Alkylguanine-DNA Alkyltransferase Levels” DIV of ‘468, issued 10/25/94 U.S. Pat. 5,358,952

U.S. Application Serial No. 07/875,438 filed 4/29/92; “06-Substituted Guanine Compounds and Methods for Depleting Derivatives 06 Alkylguanine-DNA Alkyltransferase Levels” CIP of ‘634 Abandoned 8/19/94

U.S. Application Serial No. 08/255,190 filed 6/7/94; “06-Substituted Guanine Compounds And Methods For Depleting 06-Alkylguanine-DNA Alkyltransferase” CIP of ‘438, and ‘913 issued 11/25/97 U.S. Pat. 5691,307.

U.S. Application Serial No. 08/283,953 filed 8/1/94; “Substituted 06-Benzylguanines And 6(4) – Benzyloxpyrimidines” issued 6/11/96 U.S. Pat. 5,525,606, and PCT/US95/09702 filed 7/31/95 (based on parent application 08/283.953.  National Stage filed in Europe (EPO Application No. 9592837.7.  Validated in all countries, except Finland, under the European Patent Convention), Canada (Canadian Application No. 2,195,856), Japan (Japanese Application No. 506694/1996), Australia (Australian Serial No. 32079/95, Issued Patent No. 702711) and U.S. Application No. 08/849,223, Issued 9/28/99 as U.S. Patent No. 5,958,932).  Divisional of EP ‘837.7, Application No. 01108585.9 filed 4/5/01.

U.S. Application Serial No. 08/661,923 filed 6/11/96, issued 5/19/98 as 5,753,668; “Substituted  Benzyloxpyrimidines and Their Inactivation of 06-Alkylguanine-DNA Alkyltransferase” DIV of parent application 08/283.953.

U.S. Application Serial No. 08/927, 846 filed 9/11/97. Issued 6/29/99 as 5,916,894; “Substituted O6-Benzylguanines And 6(4) – Benzyloxpyrimidines” DIV of parent application 08/283,953.

U.S. Application Serial No. 08/318,238 filed 5/25/99. Issued 1/9/01 as 6,172,070; “Substituted O6-Benzylguanines And 6(4) – Benzyloxpyrimidines” DIV of parent application 08/283.953.

U.S. Application Serial No. 08/849,223 filed 7/31/95. Issued  9/28/99 as 5,958,932; “Substituted O6-Benzylguanines And 6(4) – Benzyloxpyrimidines” CIP of parent application 08/283,953.

U.S. Application No. 09/590,187, filed 6/9/00, U.S Patent 6,303,604, issued 10/16/01U.S. Application Serial No. 09/333,047 filed 6/15/99 (Allowed) “Pharmaceutical Composition Comprising 2,4-Diamino-6-Benzyloxy-Triazine And Inactivation of O6-Alkylguanine-DNA-Alkyltransferase.”

U.S. Application No. 09/333,047, filed 6/15/99, U.S Patent 6,333,331, issued 12/25/01 “Substituted 06-Benzylguanines.”

U.S. Application No. 09/928,410; filed 8/14/01 “Substituted 06 Benzyl-8-Aza-Guanines” Pending.

Licensee:  Procept, Inc., (formerly named Pacific Pharmaceuticals, Inc.)

Cooperative Research and Development Agreement (CRADA) Number (if applicable): #0303

Additional Remarks:

PHS, by executing interinstitutional agreements between the Milton S. Hershey Medical Center of Pennsylvania State University (L-067-02/0), and the University of Chicago (L-086-02/0), has obtained the exclusive license to, including the right to sublicense, the Licensed Patent Rights listed in Appendix A. Once executed, the terms and conditions of this Agreement shall supersede, and thereby terminate, the terms and conditions of the previous license agreement between the Licensee and the Pennsylvania State University, made effective on February 6, 1998

Public Benefit(s):

Procept agrees that subsequent to market approval by the Food and Drug Administration (FDA), to make reasonable quantities of Licensed Product(s) or materials produced through the use of Licensed Process(es) available on a compassionate use basis, to patients, either through the patient’s physician(s) and/or the medical center treating the patient; and Procept further agrees, after their First Commercial Sale, and to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the Licensed Product(s) and/or medical aspects of using 06-Benzylguanine and/or its derivatives as a therapeutic modality for the treatment of human cancers.

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), Appendix F (Commercial Development Plan), Appendix G (Sublicense Agreement ), Appendix H (Amendment to said Sublicense Agreement) and Appendix I (Release Agreement and its Relevant Exhibits).  The Parties to this Agreement are:

1)             The National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“DHHS”); and

2)             Procept, Inc., having offices at the address indicated on the Signature Page, hereinafter referred to as “Licensee”.

PHS: Procept/AOI Patent License Agreement -- Exclusive CONFIDENTIAL (L-068-02/0)

Model 980611a Page 2 of 51 [Final] [02/28/02]

PHS PATENT LICENSE AGREEMENT—EXCLUSIVE

PHS and Licensee agree as follows:

1.             BACKGROUND

1.01        In the course of fundamental research programs at the PHS, Robert C. Moschel (PHS), Anthony Pegg (Milton S. Hershey Medical Center of Pennsylvania State University, (PSU)), and Eileen Dolan (Milton S. Hershey Medical of Pennsylvania State University Center and the University of Chicago (UC), whereas UC, under an agreement with its affiliated corporation, ARCH Development Corporation has the right to license Licensed Patents and other intellectual property owned by ARCH ), made or reduced to practice certain inventions which are included within the Licensed Patent Rights, as defined in Paragraph 2.06 below.

1.02         PHS, by executing interinstitutional agreements with PSU (L-067-02/0), and UC (L-086-02/0), has obtained the exclusive license, including the right to sublicense, the Licensed Patent Rights listed in Appendix A.  Once executed, the terms and conditions of this Agreement shall supersede, and thereby terminate the terms and conditions of the previous license agreement between Pacific Pharmaceuticals, Inc., (now Procept, Inc.) and PSU, made effective on February 6, 1998, provided that, the sublicense agreement, including its associated  amendment, by and between AOI Pharmaceuticals, Inc. (“Sublicensee”) and Licensee made effective on October 13, 2000, and attached as Appendices G and H (such sublicense agreement and its associated amendment, the “Sublicensee Agreement”), shall continue to remain in full force and effect.

1.03         By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions.  DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.04         The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

1.05         PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.06         Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.             DEFINITIONS

2.01         “Affiliate” means, with respect to any organization that can exercise independent legal standing, including a corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof  (any such organization, an “Entity”), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.  “Control” for this purpose shall mean control of more than fifty percent (50%) of the voting securities of an Entity.

2.02         “Benchmarks” mean the performance milestones that are set forth in Appendix E.

2.03         “Commercial Development Plan” means the written commercialization plan attached as Appendix F.

2.04         “First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.05         “Government” means the Government of the United States of America.

2.06         “Licensed Fields of Use” means the fields of use identified in Appendix B.

2.07         “Licensed Patent Rights” shall mean:

a)             Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)            to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

c)             to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.08         “Licensed Process(es)” means processes which, in the course of being practiced would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09         “Licensed Product(s)” means tangible materials which, in the course of manufacture, use, sale, or importation would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.10         “Licensed Territory” means the geographical area identified in Appendix B.

2.11         “Net Sales” means the total gross receipts actually received for sales of Licensed Products or practice of Licensed Processes by Licensee, any of its Affiliates, its Sublicensee or any other sublicensee(s), and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted.  No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, Sublicensee or sublicensee(s), and on its payroll, or for the cost of collections.

2.12         “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.13         “Research License” means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3.             GRANT OF RIGHTS

3.01         PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02         This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.             SUBLICENSING

4.01         Upon written approval by PHS, Licensee and Sublicensee may enter into sublicensing agreements under the Licensed Patent Rights.  Notwithstanding anything else stated herein, PHS acknowledges that this Agreement does not terminate, alter or supersede the Sublicensee Agreement that existed and continues to exist between Licensee and Sublicensee, and listed in Appendices G and H respectively, pursuant to Section 1.02 of this Agreement.  PHS hereby approves the Sublicensee Agreement in the event of termination of this Agreement under Article 13.

4.02         Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01–5.04, 8.01, 9.02, 10.01, 10.02, 12.05, and 13.07-13.09 of this Agreement shall be binding upon the sublicensee(s) as if it were a party to this Agreement.  Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03         Any sublicenses granted by Licensee shall provide for the termination of the sublicense or the conversion to a license directly between such sublicensee(s) and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13, and shall be under substantially similar terms of this Agreement, wherein all considerations are in cash.  Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04         Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement.  To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.             STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01         (a)           PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.  Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

(b)           In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government.  In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.  Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

5.02         Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03         Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement.  Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible.  Licensee may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

5.04         (a)           In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms.  The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility.  In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes.

(b)           In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the Government, pursuant to 15 U.S.C. 3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee’s field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself.  The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B).  The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

6.             ROYALTIES AND REIMBURSEMENT

6.01         Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02         Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C.  The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.  The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1.

6.03         Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.04         Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.05         Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

6.06         A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.07         No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.08         On sales of Licensed Products by Licensee or on sales made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

6.09         With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS’s submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS unless such expenses are disputed in good faith by Licensee, in which case the parties will attempt to resolve amicably the dispute pursuant to paragraph 14.12.

6.10         With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

(a) to pay PHS on an annual basis, within sixty (60) days of PHS’s submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

(b) to pay such expenses directly to the law firm employed by PHS to handle such functions.  However, in such event, PHS and not Licensee shall be the client of such law firm.

In limited circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights.  In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

6.11         Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon ninety (90) days written notice to PHS and owe no payment obligation under Article 6.10 for patent-related expenses incurred in that country after ninety (90) days of the effective date of such written notice.

7.             PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01         Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent–related documents to Licensee.

7.02         Upon PHS’s written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS.  In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS.  PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services.  Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.03         At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights.  If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities.  Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS’s choice.

7.04         Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.             RECORD KEEPING

8.01         Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS.  Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours, and upon reasonable written notice for inspection at the expense of PHS, by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder.  The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement.  If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement.  All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02         Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Processes are over two (2) million dollars.  The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee.  The audit shall also indicate the PHS license number, product, and the time period being audited.  A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion.  Licensee shall pay for the entire cost of the audit.

9.             REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.01         Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application.  This Commercial Development Plan is hereby incorporated by reference into this Agreement.  Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02         Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year.  These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year.  PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights.  If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences.  In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably.  Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement.  Licensee may amend the Benchmarks at any time upon written consent by PHS.  PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 CFR 404.3(d).  Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.03         Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.04         Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due.  With each such royalty report, Licensee shall submit payment of the earned royalties due.  If no earned royalties are due to PHS for any reporting period, the written report shall so state.  The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05         Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.06         Royalties due under Article 6 shall be paid in U.S. dollars.  For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due.  All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to “NIH/Patent Licensing.”  All such payments shall be sent to the following address:  NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120.  Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee.  The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.07         Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

9.08         Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act.  The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.09         All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. § 552 shall be subject to the predisclosure notification requirements of 45 CFR § 5.65(d).

10.           PERFORMANCE

10.01       Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application.  “Reasonable best efforts” for the purposes of this provision shall include commercially reasonable best efforts to adhere to the Commercial Development Plan at Appendix F and perform the Benchmarks at Appendix E.  The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02       Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.           INFRINGEMENT AND PATENT ENFORCEMENT

11.01       PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02       Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions.  If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing.  If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit.  PHS shall have a continuing right to intervene in such suit at its own expense and may consult with Licensee in such litigation.  Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement.  Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit.  Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action.  In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation.  Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.03       In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit.  If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so, and PHS and any appropriate government authorities may only intervene at their own expense and may consult with Licensee in such legal action.  Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action.  Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit.  Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action.  If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense.  In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation.  Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.04       In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee.  The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

11.05       PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03.  PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.           NEGATION OF WARRANTIES AND INDEMNIFICATION

12.01       PHS offers no warranties other than those specified in Articles 1 and 4.01.

12.02       PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03       PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.04       PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05       Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.  Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.           TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.01       This Agreement is effective when signed by the Parties, except that the noncreditable, nonrefundable licensee issue royalty fee in the amount of Eighty-Five Thousand Eight Hundred and Fifty-Eight Dollars and Fifty-Four Cents ($85,858.54  U.S. Dollars) for outstanding patent prosecution costs owed to PHS under this Agreement will be held in escrow by Licensee until the execution of a release agreement(s) by PSU and UC that is substantially similar to the Release Agreement attached hereto as Appendix I, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02       In the event that Licensee is in default in the performance of any material obligations under this

Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date on which License receives notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

13.03       In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing.  Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee’s receipt of written notice.

13.04       Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.05       PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not using its commercially reasonable best efforts to execute the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS’ reasonable satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not used its commercially reasonable best efforts to achieve the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived.  In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02.  Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS’ concerns as to the previous items 1) to 7).  If Licensee fails to alleviate PHS’ concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS’ reasonable satisfaction, PHS may terminate this Agreement.

13.06       When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights.  PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.07       PHS reserves the right according to 35 U.S.C. § 209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.08       Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official.  The decision of the designated PHS official shall be the final agency decision.  Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.09       Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee.  Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration.  If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.  Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.           GENERAL PROVISIONS

14.01       Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.  It is the mutual desire of the Licensee and the PHS that the terms of this Agreement, shall become effective according to the conditions set forth in Section 13, and once executed, shall supersede, and thereby terminate the terms and conditions of the following listed agreements, but not the Sublicense Agreement, including:

I.	The exclusive license agreement between the Licensee and PSU, executed February 6, 1998;
II.

The Interinstitutional agreement between PHS and PSU (L-094-91/0), executed on May 20, 1997, but not its replacement agreements between PHS and PSU executed January 29, 2002; and L-086-02/0 between PHS and UC executed January 30, 2002;

III.	The agreement between PSU and the UC, executed on May 16, 1997.

PHS acknowledges the Release Agreement listed as Appendix I and its relevant Exhibits, of this Agreement, entered into by and amongthe Licensee, the Sublicensee, PSU, UC and PHS.

14.03       The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04       If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification.  No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05       The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06       All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature

Page, or to such other address as may be designated in writing by such other Party.  Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier.  Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service.  Private metered postmarks shall not be acceptable as proof of timely mailing.

14.07       This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement.  Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, twenty thousand U.S. dollars ($20,000 U.S.) for an assignment of this Agreement within thirty (30) days of such assignment.

14.08       Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines.  Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46.  Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities.  Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.09       Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities.  The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency.  PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10       Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status.  All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

14.11       By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement.  Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee.  Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12       The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13.  Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision.  Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13       Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14       Paragraphs 4.03, 8.01, 9.05-9.07, 12.01–12.05, 13.08, 13.09, and 14.12 of this Agreement shall survive termination of this Agreement.

14.15       Procept agrees that subsequent to market approval by the Food and Drug Administration (FDA), to make reasonable quantities of Licensed Product(s) or materials produced through the use of Licensed Process(es) available on a compassionate use basis, to patients, either through the patient’s physician(s) and/or the medical center treating the patient; and Procept further agrees, after their First Commercial Sale, and to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the Licensed Product(s) and/or medical aspects of using 06-Benzylguanine and/or its derivatives as a therapeutic modality for the treatment of human cancers.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT—EXCLUSIVE

SIGNATURE PAGE

For PHS:

/s/ Jack Spiegel	February 28, 2002
Jack Spiegel, Ph.D.	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by: Procept, Inc.

/s/ Salvatore A. Bucci	February 28, 2002
Salvatore A. Bucci	Date
President and Chief Executive Officer

Official and Mailing Address for Notices:

369 Lexington Avenue, 10th Floor
New York, New York 10017

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801–3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX A—Patent(s) or Patent Application(s)

Patent(s) or Patent Application(s):

U.S. Application Serial No. 07/492,468 filed 3/13/90; “06-Substituted Guanine Compounds And Methods For Depleting 06-Alkylguanine-DNA Alkyltransferase Levels” Issued 2/25/92 U.S. Pat. 5,091,430

U.S. Application Serial No. 07/616,913 filed 11/21/90; “06-Benzylated Guanine, Guanosine and 2’-Deoxyguanosine Compounds Possessing 06-Alkylguanine-DNA Alkyltransferase Depleting Activity” CIP of ‘468 issued 10/4/94 U.S. Pat. 5,352,669

U.S. Application Serial No. 07/805,634 filed 12/21/91; “06-Substituted Guanine Compounds And Methods For Depleting 06-Alkylguanine-DNA Alkyltransferase Levels” DIV of ‘468, issued 10/25/94 U.S. Pat. 5,358,952

U.S. Application Serial No. 07/875,438 filed 4/29/92; “06-Substituted Guanine Compounds and Methods for Depleting Derivatives 06 Alkylguanine-DNA Alkyltransferase Levels” CIP of ‘634 Abandoned 8/19/94

U.S. Application Serial No. 08/255,190 filed 6/7/94; “06-Substituted Guanine Compounds And Methods For Depleting 06-Alkylguanine-DNA Alkyltransferase” CIP of ‘438, and ‘913 issued 11/25/97 U.S. Pat. 5691,307.

U.S. Application Serial No. 08/283,953 filed 8/1/94; “Substituted 06-Benzylguanines And 6(4) – Benzyloxpyrimidines” issued 6/11/96 U.S. Pat. 5,525,606, and PCT/US95/09702 filed 7/31/95 (based on parent application 08/283.953.  National Stage filed in Europe (EPO Application No. 9592837.7.  Validated in all countries, except Finland, under the European Patent Convention), Canada (Canadian Application No. 2,195,856), Japan (Japanese Application No. 506694/1996), Australia (Australian Serial No. 32079/95, Issued Patent No. 702711) and U.S. Application No. 08/849,223, Issued 9/28/99 as U.S. Patent No. 5,958,932).  Divisional of EP ‘837.7, Application No. 01108585.9 filed 4/5/01.

U.S. Application Serial No. 08/661,923 filed 6/11/96, issued 5/19/98 as 5,753,668; “Substituted  Benzyloxpyrimidines and Their Inactivation of 06-Alkylguanine-DNA Alkyltransferase” DIV of parent application 08/283.953.

U.S. Application Serial No. 08/927, 846 filed 9/11/97. Issued 6/29/99 as 5,916,894; “Substituted O6-Benzylguanines And 6(4) – Benzyloxpyrimidines” DIV of parent application 08/283,953.

U.S. Application Serial No. 08/318,238 filed 5/25/99. Issued 1/9/01 as 6,172,070; “Substituted O6-Benzylguanines And 6(4) – Benzyloxpyrimidines” DIV of parent application 08/283.953.

U.S. Application Serial No. 08/849,223 filed 7/31/95. Issued  9/28/99 as 5,958,932; “Substituted O6-Benzylguanines And 6(4) – Benzyloxpyrimidines” CIP of parent application 08/283,953.

U.S. Application  No. 09/590,187, filed 6/9/00, U.S Patent 6,303,604, issued 10/16/01U.S. Application Serial No. 09/333,047 filed 6/15/99 (Allowed) “Pharmaceutical Composition Comprising 2,4-Diamino-6-Benzyloxy-Triazine And Inactivation of O6-Alkylguanine-DNA-Alkyltransferase.”

U.S. Application No. 09/333,047, filed 6/15/99, U.S Patent 6,333,331, issued 12/25/01 “Substituted 06-Benzylguanines.”

U.S. Application No. 09/928,410; filed 8/14/01 “Substituted 06 Benzyl-8-Aza-Guanines” Pending.

CONFIDENTIAL

National Institutes of Health
Office of Technology Transfer
6011 Executive Boulevard
Suite 325
Rockville, Maryland

161187 Patent Family

PHS Ref:
E-048-90/0-4 (06-BG)
E-194-94/0-3, /6-9 (Derivatives)

175749
PCT Application No. PCT/US91/01680
filed 03/13/91
"O6-Benzylated Guanine, Guanosine and 2'-Deoxyguanosine Compounds"
Status: Closed

175750
Application No. #919068189
filed 03/13/91
"06-Benzylated guanine, Guanosine and 2'-Deoxyguanosine Compounds"
Status: Issued,
AU, CH, IT BE GB, FR, DK, ES, EP, SE, NI, LU, Patent No. 0523100; DE Patent No. P691217068; GR Patent No. 960402636

175751
Canadian Appliation No. 2,078,129
filed 03/13/91
"O6-Benzylated Guanine,Guanosine and 2'-Deoxyguanosine Compounds"
Status: Issued, Patent No. 2078129

175752
Australian Application No. 75821/91
filed 03/13/91
"O6-Benzylated Guanine, Guanosine and 2'-Deoxyguanosine Compounds"
Status: Issued, Australian Patent No. 646452

175753
Japanese Application No. 3-507224
filed 03/13/91
"O6-Benzylated Guanine, guanosine and 2'-Deoxyguanosine Compounds"
Status: Issued, Patent No. 2829440

161187
U.S. Application Serial No. 07/492,468
filed 03/13/90
"O6-Substituted Guanine compounds"
Status: Issued, U.S. Patent No. 5,091,430

PCT

DIV

144585
U.S. Application Serial No. 07/805,634
filed 12/21/91
"O6-Substituted Guanine Compounds"
Status: Issued, U.S. Patent No. 5,358,952

CIP

161188
U.S. Application No. 07/616,913
filed 11/21/90
"O6-Substituted Guanine compounds"
Status: Issued, U.S. Patent 5,352,669

CIP

144586
U.S. Application Serial No. 07/875,438
filed 04/29/92
"O6-Substituted Guanine Compounds"
Status: Abandoned

CIP

CIP

144664
U.S. Application Serial No. 08/255,190
filed 06/07/94
"O6-Substituted Guanine Compounds"
Status: Issued, U.S. Patent 5,691,307

File: Wendy R. Sanhai, Ph.D.

144684 Patent Family

CONFIDENTIAL
National Institutes of Health
Office of Technology Transfer
6011 Executive Boulevard
Suite 325
Rockville, Maryland

DIV
DIV
144684
U.S. Application Serial No. 08//283,953
filed 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Issued, U.S. Patent No. 5,525,606
E-194-94/0
161133
U.S. Application Serial No. 08/661,923
filed 06/11/96
"Substituted Benzyloxypyrimidines and Their Inactivation of O6-Alkylguanine-DNA Alkyltransferase"
Status: Issued, U.S. Patent No. 5,753,668
E-194-94/1
175738
U.S. Application Serial No. 08/927,846
filed 09/11/97
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Issued, U.S. Patent No. 5,916,894
E-194-94/2
DIV
400229
U.S. Application No. 09/318,238,
filed 5/25/99
"Substituted O6-Benzyl-8-aza-guanines and
6(4)-Benzyloxypyrimidines"
Status: Issued, U.S. Patent 6,172,070
E-194-94/6
DIV
400627 U.S. Application No. 09/590,187
filed 6/9/00
"Pharmaceutical Composition Comrising 2,4-diamino-6-benzyloxy-s-triazine and inactivation of O6-alkylguanine-DNA alkyltransferase"
Status: Issued, U.S. Patent 6,303,604
E-194-94/8
CIP
161065
PCT Application No. PCT/US95/09702
filed 07/31/95; priority date 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Closed
EP
161161
EPO Application No. 9592837.7
filed 07/31/95; priority date 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Allowed
CA
161177
Canadian Application No. 2,195,856
filed 07/31/95; priority date 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Pending
JP
161178
Japanese Application No. 506894/1996
filed 07/31/95; priority date 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Pending
AU
161179
Australian Application No. 32079/95
filed 07/31/95; priority date 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Issued, Patent No. 702711
US
161199
U.S. Application Serial No. 08/849,223
filed 07/31/95; priority date 08/01/94
"Substituted O6-Benzylguanines, Compositions, and Methods of Using Same"
Status: Issued, U.S. Patent No. 5,958,932
E-194-94/3
DIV
401147
EPO Application No. 01108585.9
filed 04/05/01; priority date 08/01/94
"Substituted O6-Benzylguanines and
6(4)-Benzyloxypyrimidines"
Status: Pending
DIV
400239
U.S. Application No. 09/333,047
filed 6/15/99
"Substituted O6-Benzylguanines"
Status: Issued, U.S. Patent No. 6,333,331
E-194-94/7
DIV
401325
U.S. Application No. 09/928,410
filed 8/14/01
"Substituted O6-benzyl-8-aza-guanines"
Status: Pending
E-194-94/9

File: Wendy R. Sanhai, Ph.D.

PHS:Procept: L-068-02/0 (Excl.)

Flow Chart: Derivatives of 06-BG

Revised 02/04/02

APPENDIX B—Licensed Fields of Use and Territory

Licensed Fields of Use: Development and administration of 06-Benzylated Guanine and Derivatives thereof to enhance chemotherapy treatments of tumor cells.

Licensed Territory: Worldwide

APPENDIX C—Royalties

Royalties:

Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of:

Eighty Five Thousand Eight Hundred and Fifty Eight Dollars and Fifty-Four Cents ($85,858.54 U.S. Dollars) for outstanding patent prosecution costs.

Licensee agrees to pay to PHS a nonrefundable Minimum Annual Royalty, due and payable on January 1 of each calendar year, in the amount of:

•      Seventy Five Thousand Dollars ($75,000 U.S. Dollars) per year.

•      Prior to the first commercial sale for a specific calendar year in which Licensee makes payments to PHS under the CRADA (NCI #0303, effective August 7, 1998) that are greater than or equal to the Minimum Annual Royalty, said Minimum Annual Royalty due and payable on January 1 of the subsequent calendar year shall be waived; and

•      The Minimum Annual Royalty shall also be fully creditable first against any earned royalties due for sales made in that year; and

•      Any remaining Minimum Annual Royalty due in that year, may then be creditable against Benchmark payments in that same year.

Licensee agrees to pay PHS earned royalties on Net Sales by Licensee or any of its Affiliates as follows:

•      Six percent (6%) of Net Sales of Licensed Products or Licensed Processes, excluding Net Sales from or by the Sublicensee and/or any sublicensee(s), and excluding Net Sales for research applications.

Licensee agrees to pay PHS benchmark royalties as follows:

•      Seventy Five Thousand Dollars ($75,000 U.S. Dollars) upon approval of the first Licensee or sublicensee-sponsored Investigational New Drug (IND) application for any Licensed Products with the United States Food and Drug Administration (FDA) or its foreign equivalent;

•      One Hundred and Fifty Thousand Dollars ($150,000 U.S. Dollars) upon the date of initiation of the first Licensee or sublicensee-sponsored Phase III Clinical Trial in the United States for a Licensed Product(s);

•      Two Hundred and Fifty Thousand Dollars ($250,000 U.S. Dollars) upon filing of the first Licensee or sublicensee-sponsored New Drug Application (NDA) for a Licensed Product(s) with the FDA or its foreign equivalent;

•      One Million Five Hundred Thousand ($1,5000,00 U.S. Dollars) upon the first approval of a Licensee or sublicensee-sponsored NDA for a Licensed Product/s by the FDA or its equivalent in any Foreign Major Market Country, i.e., The United Kingdom, France, Germany, Italy, or Japan.

Licensee agrees to pay PHS sublicensing royalties as follows:

•      The greater of Twenty-Two and One-Half Percent (22.5%) of the royalties received by Licensee or any of its Affiliates from Net Sales by any sublicensee, including Sublicensee, of Licensed Products or Licensed Processes or One and Four Fifths Percent (1.8%) of Net Sales by any sublicensee(s).

•      Fifteen Percent (15%) of all sublicensing fees or other lump sum payments or other compensation, royalties excluded, received by the Licensee from its sublicensees, including Sublicensee, for the use, lease or sale of Licensed Products and/or Licensed Processes.

Notwithstanding anything else in this Appendix C, no amount shall be due and payable to PHS on account of:  (a) payments made to Licensee for future bona fide research and development, and (b) purchases of debt or equity securities of Licensee.

APPENDIX D—Modifications

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement: NONE

APPENDIX E—Benchmarks and Performance

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

Subject to the foregoing, the company has established the following estimated timeline:

Activity

Timeframe

First filing of a Licensee or sublicensee-sponsored Investigational New Drug Application with The United States Food and Drug Administration (FDA) or foreign equivalent in a Major Market Country	2Q2002 NB: Extension into 3Q2002 is allowable, if filing date is in compliance with the CRADA.
Completion of enrollment of the first Licensee or sublicensee-sponsored Phase II or III clinical trial with the FDA or its foreign equivalent in a Major Market Country	2Q2004
First filing of a Product License Application or foreign equivalent in a Major Market Country	3Q2007
First receipt of Approval Letter by the FDA or foreign equivalent in a Major Market Country	1Q2008

The Licensee agrees to use their commercially reasonable best efforts to attain the aforementioned milestones for its performance under this agreement and, within sixty (60) days of achieving a milestone, shall notify the PHS that such milestone has been achieved.

APPENDIX F—Commercial Development Plan

PLAN FOR THE DEVELOPMENT OF O6-BENZYLGUANINE AND DERIVATIVES THEREOF

The following will serve to outline AOI Pharmaceuticals, Inc.’s (the “Sublicensee”) plans for development of O6-Benzylguanine (“BG”) as an intravenous chemotherapeutic potentiating agent used in combination with alkylating agents such as BCNU or Temozolomide (the “Agent” or “Agents”) for the treatment of cancer.

The Sublicensee intends to establish a clinical development plan in order to obtain regulatory approval for BG from the United Stated Food and Drug Administration as well as from equivalent foreign regulatory authorities on a worldwide basis.  It is anticipated that with the information currently available from the completed pre-clinical and clinical studies conducted by the National Institutes of Health, the Cancer Therapy Evaluation Program (“CTEP”), the National Cancer Institute (NCI) and various universities, that the Company will be able to commence Phase II clinical trials.

The Sublicensee plans to work with its medical advisors and NCI Investigators to explore Phase II or Phase III clinical trials for BG in combination with Agents for the treatment of a variety of cancer indications, such as melanoma, glioma, or colorectal cancer.

Phase II studies may involve therapy with a combination of BG and an Agent in previously untreated cancer patients or in patients who have failed therapy with an Agent.  Phase III would compare a BG containing combination to a standard therapy without BG for a specified disease.

Additionally, the Sublicensee intends to do a comprehensive evaluation of all present and future BG derivatives to evaluate their potential use in the treatment of cancer.  Development will be supported through Sponsor Research Agreements or other means, and will begin as soon as reasonably possible.  Once an agreed development strategy is reached between the inventors and/or their designated representative(s), the Sublicensee will develop an aggressive clinical trial for those selected, related derivatives that show promise.

The Sublicensee would caution that even the best intentioned development plans are subject to many forces outside the Sublicensee’s control, including, without limitation, access to current data from NCI sponsored trials and regulatory filings, any additional pre-clinical or clinical studies required by the FDA, and the completion of arrangements for commercial quality drug manufacturing.

APPENDIX G

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”), effective as of October 13, 2000 (the “Effective Date”) is entered into by and between AOI Pharmaceuticals Inc., a subsidiary of Access Oncology, Inc., a corporation having an office at 730 Fifth Avenue, Ninth Floor, New York, NY 10019 (“AOI”) and Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.), a Delaware corporation having an office at 369 Lexington Avenue, Tenth Floor, New York, New York 10017 (“Procept”).

WHEREAS, Procept is party to a License Agreement with The Penn State Research Foundation (“Penn”) dated March      , 1998 (the “Penn License Agreement”), a copy  of which is attached hereto as Exhibit A, under which Procept is granted an exclusive worldwide license to certain Patent Rights (as defined therein) and Know-how (as defined therein) which are co-owned by Penn, the National Institutes of Health, Case Western Reserve University and the University of Chicago;

WHEREAS, Procept desires to sublicense to AOI, and AOI desires to obtain a sublicense from Procept, of such Patent Rights and Know-how in order to commercialize O6-Benzyl guanine (“O6BG”) and related technologies for the treatment of cancer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.

For purposes of this Agreement, the following terms shall have the following meanings.  Any capitalized term used in this Agreement that is not defined herein shall have the meaning set forth in the Penn License Agreement.

1.1   “Affiliate” means any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement.  A corporation or other entity shall be regarded as in control of another corporation or entity if it directly or indirectly owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

1.2   “CRADA” means that certain Cooperative Research and Development Agreement between the Public Health Service (“PHS”) and Procept dated August 7, 1998, a copy of which is attached hereto as Exhibit B.

1.3   “IND” means an Investigational New Drug application for a Licensed Product submitted to the FDA or a comparable application submitted to another Regulatory Agency.

1.4   “NDA” means a New Drug Application for a Licensed Product submitted to the FDA or a comparable application submitted to another Regulatory Agency.

1.5   “Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of AOI or any of its Affiliates or sub-sublicensees to end-user customers, and from leasing, renting or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) amounts allowed or credited on returns; (e) bad debt deductions actually written off during the accounting period; (f) sales commissions; and (g) packaging and freight charges.

1.6   “Phase III Clinical Trial” means any investigational use of a Licensed Product in humans that triggers a payment by Procept to Penn under Section 4.8.3 of the Penn License Agreement.

1.7   “Regulatory Agency” means the United States Food and Drug Administration (“FDA”) or any successor agency with responsibilities comparable to those of the FDA or any comparable agency in a country outside the United States.

1.8   “Sublicense Revenue” means any payments that AOI receives from a sub-sublicensee in consideration of the sub-sublicense of the rights granted AOI under Section 2.1 including, without limitation, milestone payments, sublicensing fees or other lump sum payments, but excluding (a) royalties on Net Sales by the sub-sublicensee, (b) payments made in consideration for the issuance of equity or debt securities of AOI at fair market value, and (c) payments specifically committed to the development of Licensed Products or Licensed Services.

2.             Sublicense Grant.

2.1   Sublicense to AOI.  Subject to the terms of the Penn License Agreement and this Agreement, Procept hereby grants to AOI and its Affiliates a sole and exclusive worldwide sublicense in all fields of use to practice under the Patent Rights and to utilize the Know-how, and to make, have made, use, lease and/or sell the Licensed Products and to practice the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided.

2.2   Right to Grant Sub-sublicenses.  Procept grants AOI the right to grant sub-sublicenses to third parties under the sublicense granted hereunder, provided that AOI shall remain bound by the provisions of Article 3.

3.             Payments.

3.1   Royalty.  In consideration of the rights granted AOI under this Agreement, AOI shall pay to Procept a royalty of eight percent (8%) of Net Sales of Licensed Products or Licensed Processes by AOI or its Affiliates or sub-sublicensees.

(a)   On sales of Licensed Products by AOI to Affiliates or related parties which are end users of such Licensed Products the value of Net Sales attributed under this Article 3 shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products at or about the time of such transaction.

(b)   No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

(c)   In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies if purchased from an Affiliate.  In the case of a combination  product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Procept is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

(d)   To the extent that AOI or an Affiliate is required, by order or judgement of any court to obtain any license from a third party in order to practice the rights purported to be granted AOI by Procept hereunder under issued patents in such jurisdiction, then up to fifty percent (50%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Procept hereunder, provided that in no event shall the aggregate royalties payable to Procept in any semi-annual period in such jurisdiction be reduced by more than fifty percent (50%) as a result of any deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

3.2   Sublicense Revenue.  AOI shall pay Procept a total of thirty-five percent (35%) of all Sublicense Revenue received by AOI from any sub-sublicensee listed on Exhibit C or any successor thereto.  Such payments shall be due and payable within thirty (30) days after AOI receives the relevant payment from the sub-sublicensee.

3.3   Milestone Payments.

(a)   Payments in Cash.  AOI shall pay Procept the following payments upon the achievement by AOI, an Affiliate or sub-sublicensee of each development milestone for each Licensed Product or Licensed Process:

Milestone	Payment
1. Approval of first IND with a Regulatory Agency	US $75,000
2. Initiation of the first Phase III Clinical Trial for any disease indication in the United States	US $150,000
3. Filing of first NDA with a Regulatory Agency	US $250,000
4. Final approval of an NDA with a Regulatory Agency in the United States, France, Germany, Italy, the United Kingdom or Japan	US $1,500,000

All payments to be made by AOI to Procept pursuant to this Section 3.3(a) shall be made within thirty (30) days after the achievement of the relevant milestone.  Eighty-five percent (85%) of each milestone payment made by AOI to Procept under this Section 3.3(a) shall be credited against or deducted from future royalty, Sublicense Revenue or minimum annual royalty payments otherwise owed or which may in the future be owing by AOI to Procept under Section 3.1, 3.2 or 3.4(b).

(b)   Payments in Equity.

(i)            Procept has the right, but not the obligation, to fulfill its payment obligations to Penn for the milestones set forth in Sections 4.8.2 and 4.8.5 of the Penn License Agreement through the issuance of common stock of Procept.  AOI has the right, but not the obligation, to fulfill a portion of its payment obligation to Procept for each milestone pursuant to Section 3.3(a) above through the issuance of a number of shares of common stock of AOI (the “Common Stock”) with a value equal to the cash value of the such payment; provided, however, that in no event shall the cash portion of any such payments be less than the lesser of (a) twenty-five percent (25%) of the amount due and owing and (b) fifty thousand dollars ($50,000), and; provided further that, AOI shall not have the right to fulfill a portion of its payment obligation to Procept for any such milestone payment pursuant to Section 3.3(a) above through the issuance of Common Stock of AOI if Procept, in order to provide payment to Penn for such milestone under the Penn

License Agreement through the issuance of common stock of Procept, would be required to issue to Penn common stock of Procept constituting twenty percent (20%) or more of the common stock outstanding prior to such issuance to Penn.

(ii)           For purposes of calculating the cash value of the Common Stock under this Section 3.3(b), the current market price of the Common Stock shall be deemed to be the average closing price of the Common Stock on the ten (10) consecutive trading days prior to the date of achievement of any milestone under Section 3.3(a) on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the average per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market price of the Common Stock as determined by an independent third party accounting firm selected by AOI.

(iii)          All certificates representing the Common Stock and, until such time as the Common Stock is sold in an offering which is registered under the Securities Act or AOI shall have received an opinion of counsel (including counsel for any recipient of stock hereunder) that such registration is not required in connection with a resale (or subsequent resale) of the Common Stock under all applicable laws, regulations and rules, all certificates issued in transfer thereof or substitution therefor, shall, where applicable, have endorsed thereon the following (or substantially equivalent) legends:

(1)   THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AOI RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY

REQUIREMENTS OF SAID ACT UNDER ALL APPLICABLE LAWS, RULES AND REGULATIONS OR IS OTHERWISE IN COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS.

(2)   Any legend required to be placed thereon by any applicable state securities law.

(3)   A legend to the effect that such shares of stock are subject to a Sublicense Agreement that limits the transferability of the shares under certain conditions and applies to any transferee of such shares.

(iv)          With a view to making available to Procept the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Common Stock to the public without registration, AOI shall use its reasonable efforts to:

(1)   make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times;

(2)   file with the SEC in a timely manner all reports and other documents required of AOI under the Securities Exchange Act of 1934 (the “Exchange Act”); and

(3)   so long as Procept owns any unregistered Registrable Securities, furnish to Procept upon any reasonable request a written statement by AOI as to its compliance with Rule 144 under the Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of AOI, and such other reports and documents of AOI as Procept may reasonably request in availing itself of any rule or regulation of the Commission allowing Procept to sell any such securities without registration.

(v)           If the Common Stock is or becomes tradable pursuant to Rule 144 or a similar exemption from registration then Procept shall have no right to the registration rights described in Section 3.3(b)(vi).

(vi)          AOI agrees that if, at any time, and from time to time, during the period commencing two (2) years after the Effective Date hereof, or one (1) year after AOI’s next public offering of Common Stock registered under the Securities Act of 1933 (the “Act), whichever is later, and ending on the date which is five (5) years from the Effective Date hereof, the Board of Directors of AOI shall authorize the filing of a registration statement under the Act (other than the initial public offering of AOI’s Common Stock, or other than a registration statement on Form S-8, Form S-4 or any other form which does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, AOI will, subject to the limitations set forth in Section 3.3(b)(vii) below, (A)  promptly notify Procept that such registration statement will be filed and that the Common Stock then held by Procept will be included in such registration statement at Procept’s request, (B) cause such registration statement to cover all of such Common Stock issued to Procept requesting inclusion, (C) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and (D) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all such Common Stock which has been issued to Procept to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for Procept to effect the proposed sale or other disposition.

Procept shall only twice have the right to request inclusion of any of their shares of Common Stock in a registration statement as described above.

(vii)         Notwithstanding Section 3.3(b)(vi) above, AOI may at any time abandon or delay any registration commenced by AOI.  In the event of such an abandonment by AOI, AOI shall not be required to continue registration of shares requested by Procept for inclusion and Procept shall retain the right to request inclusion of shares pursuant to Section 3.3(b)(vi).

(viii)        The Common Stock will be acquired by Procept and/or its designees for investment purposes only, for an indefinite period of time, for their own account, not as a nominee or agent for any other Entity and not with a view to the sale or distribution of all or any part thereof, and Procept has no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Common Stock.

Procept shall provide to AOI a list of names of individuals and/or entities at least thirty (30) days prior to any sale, grant of participation in or other distribution of any Common Stock by Procept.  Any sale, grant of participation in or other distribution of any Common Stock by Procept shall comply in all respects with the Securities Act and the Exchange Act.

(ix)           The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Section 3.3(b), and Procept specifically agrees to cooperate affirmatively with AOI, to the extent reasonably requested by AOI, to enforce the rights of AOI and its successors and assignees.

(x)            Procept agrees that, in connection with each underwritten public offering registered under the Act of shares of Common Stock or other equity securities of AOI by or on behalf of AOI, it shall not sell, transfer or offer to sell or transfer, any equity securities of AOI for such period (the “Lock-up Period”) as the managing underwriter of such offering determines is necessary to effect the underwritten public offering; provided, however, that Procept shall not be subject to a Lock-up Period greater than that required of AOI’s officers and directors.  Procept further agrees that it will sign an agreement as requested by the managing underwriter of such offering to effect the foregoing.

(xi)           With respect to any registration statement pursuant to which Procept participates as a selling shareholder, to the extent permitted by law, AOI shall indemnify Procept and each person controlling Procept within the meaning of Section 15 of the Act, with respect to which any registration, qualification or compliance has been effected, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment of supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse Procept, and each person controlling Procept, for legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that AOI will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to AOI by or on behalf of Procept and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided AOI will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of Procept to comply with the covenants and agreements contained in any agreement respecting sales of securities of AOI, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) or in the prospectus subject to completion and term sheet under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of Procept or person controlling Procept, if a copy of the Final Prospectus furnished by AOI to Procept for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

(xii)          Procept will severally, if the Common Stock held by Procept are included in the securities as to which such registration, qualification or compliance is being effected, indemnify AOI, each of its directors and officers, each underwriter and each person who controls AOI within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse AOI, such directors and officers, each underwriter and each person controlling AOI for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to AOI by or on behalf of Procept and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to Procept and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability.

3.4   Other Expenses under Penn License Agreement and CRADA.  Commencing with the Effective Date of this Agreement, AOI shall assume all financial obligations of Procept under the Penn License Agreement and CRADA including, without limitation, the following:

(a)   Patent Costs.  AOI shall upon request provide payment to Procept for all reasonable out-of-pocket expenses which are incurred by Penn in connection with the preparation, filing, prosecution and maintenance of the Patent Rights after the Effective Date of this Agreement and which Procept is obligated to reimburse Penn pursuant to Section 7.1 of the Penn License Agreement.  In addition, AOI shall provide payment to Procept in the amount of $85,858.54 for past patent expenses upon the achievement of the milestone of Section 3.3(a)(4) above, which amount Procept is obligated to pay to Penn pursuant to the Letter Agreement between Procept and Penn dated October 5, 1999.

AOI shall reimburse Procept for all of Procept’s expenses, if any, under Articles 6.4, 6.5 and 6.7 of the CRADA associated with filing and prosecuting patent application(s) claiming Subject Inventions (as defined in the CRADA) which the parties mutually agree to file and prosecute in accordance with Section 4.1 hereof.

(b)   Minimum Annual Royalty.  In the event Procept is obligated to pay the Minimum Annual Royalty to Penn under Section 4.7 of the Penn License Agreement, AOI shall reimburse Procept for all of Procept’s expenses under Section 4.7 of the Penn License Agreement.

(c)   CRADA Drug Requirements.  Commencing with the Effective Date of this Agreement, AOI shall reimburse Procept for all costs associated with Procept’s obligation to provide to the National Cancer Institute (“NCI”), free of charge, formulated 06BG in sufficient quantities to complete the clinical trials currently ongoing or anticipated or any other studies sponsored by the NCI pursuant to the CRADA and with the materials required to be provided to NCI under Section 3.6 of Appendix C to the CRADA.

(d)   CRADA Research Funding.  From and after the Effective Date of this Agreement, AOI shall be obligated to reimburse Procept for the funding provided to the PHS by Procept for the studies conducted under the CRADA in accordance with Appendix B of the CRADA.  Upon request from AOI, Procept shall seek the consent of PHS to amend or revise Appendix B of the CRADA as directed by AOI.  Unless mutually agreed upon by AOI and Procept, Procept shall not incur additional costs under the CRADA by requesting that PHS perform studies that are not included as part of the Research Plan under the CRADA.  In the event of termination of the CRADA, AOI shall be responsible for any payments under Articles 10.3 and 10.5 of the CRADA.  Any excess funds returned by PHS to Procept after termination or expiration of the CRADA, to the extent paid by AOI, shall be returned to AOI.

(e)   AOI shall make all payments under this Section 3.4 within thirty (30) days of invoicing by Procept.

3.5   No Payment.  Notwithstanding anything in this Agreement to the contrary, no payment obligations shall be due with respect to the sale or sub-sublicense covering any Licensed Product or Licensed Process in a country if: (a) there are no issued Patent Rights underlying such Licensed Product in such country; or (b) to the extent that a patent application is pending, there is no claim within such patent application on which a royalty can reasonably be based which has been pending for less than seven (7) years since the initial filing date.

3.6   Payment by AOI.  In the event Procept fails to make a payment due and payable to Penn under the Penn License Agreement and receives notice of such default from Penn under Section 8.2 or 8.3 of the Penn License Agreement, then AOI shall have the right, but not the obligation, to pay directly to Penn the amount due and payable and to seek reimbursement of such amount from Procept or to set-off such amount against any amount AOI owes or may in the future be obligated to pay to Procept.

3.7   Royalty Reports.  Royalties payable to Procept shall be paid quarterly within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement.

3.8   Payments in US Dollars.  All payments due under this Article 3 shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter to which the payment relates.  Such payments shall be without deduction of exchange, collection or other charges.  Any withholding taxes which AOI, its Affiliates or any sub-sublicensee shall be required to law to withhold on remittance of the royalty payments shall be deduced from such royalty payment to Procept.  AOI shall furnish Procept with the original copies of all official receipts for such taxes.

3.9   Reports and Records.  During the term of this Agreement, following the First Commercial Sale, AOI shall deliver to Procept a report containing the following information: (i) all Licensed Products or Licensed Processes used, leased or sold by or for AOI or its Affiliates or sub-sublicensees; (ii) total amounts invoiced for Licensed Product and Licensed Processes used, leased or sold by or for AOI or its Affiliates or sub-sublicensees; (iii) deductions applicable in computed “Net Sales” as defined in Section 1.5 hereof; (iv) total royalties due based on Net Sales by or for AOI or its Affiliates or sub-sublicensees; (v) names and addresses of sublicensees and Affiliates of AOI; (vi) the amount of Sublicense Revenue received by AOI from any sub-sublicensee listed on Exhibit C, and (vii) on an annual basis, AOI’s year-end financial statements.

AOI shall maintain, and shall cause its sub-sublicensees to maintain, complete and accurate records of (i) Licensed Products or Licensed Processes used, leased or sold and (ii) any royalties payable to Procept, which records shall contain sufficient information to permit Procept to confirm the accuracy of any reports delivered pursuant to this Section 3.9.  AOI and its sub-sublicensees shall retain such records relating to a given quarter for at least three (3) years after the conclusion of that quarter, during which time Procept shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section reveals an underpayment in excess of the greater of (i) fifty thousand dollars ($50,000) and (ii) five percent (5%) of royalties payable for any twelve (12) month period, AOI shall bear the full cost of such audit.  Procept may exercise its rights under this Section only once every year and only with reasonable prior notice to AOI.  Procept agrees that all such records and audits are the confidential information of AOI and Procept shall maintain the confidentiality of such records and audits.

3.10                Late Payments.  Any payments by AOI that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

4.             Inventions under the CRADA.

4.1   Notice to AOI.  Procept shall promptly report to AOI any Subject Invention (as defined in the CRADA) and shall discuss with AOI whether to retain IP rights to such Subject Invention and whether to file patent application(s) on such Subject Invention.  AOI shall treat any Subject Invention (as defined in the CRADA) as Confidential 0Information.

4.2   License to Subject Invention.  In the event a Subject Invention (as defined in the CRADA) is solely owned by Procept, Procept hereby agrees that such Subject Invention shall automatically be added to the Patent Rights licensed to AOI under Section 2.1 of this Agreement; provided that AOI shall be responsible for reimbursing Procept for any and all fees paid by Procept to PHS under the CRADA associated with such Subject Invention.

4.3   Sublicense to Subject Invention.  In the event a Subject Invention (as defined in the CRADA) is not solely owned by Procept, Procept shall discuss with AOI whether to exercise its exclusive option to elect an exclusive or nonexclusive commercialization license in accordance with Article 7 of the CRADA.  In the event that AOI is interested in obtaining a sublicense to any such Subject Invention (as defined in the CRADA), Procept shall exercise its option under

Article 7 of the CRADA and Procept hereby agrees that such Subject Invention shall automatically be added to the Patent Rights licensed to AOI under Section 2.1 of this Agreement; provided that AOI shall be responsible for reimbursing Procept for any and all fees paid by Procept to PHS under the CRADA associated with such Subject Invention.

4.4   Assignment of CRADA.  Procept shall use its reasonable best efforts obtain the written consent of PHS under Section 13.7 of the CRADA to assign the CRADA to AOI.

5.             Obligations of AOI.

5.1   Diligence.  AOI shall use its reasonable best efforts to bring Licensed Products or Licensed Processes to market in accordance with Section 3.1 and Section 6.6 of the Penn License Agreement.

5.2   Indemnification.  AOI agrees to defend, indemnify and hold Penn and Procept harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly (a) out of use by AOI or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by AOI or its transferees of Patent Rights, Licensed Product or Licensed Processes, in each case which are not judicially determined to be the result of Penn’s or Procept’s negligence or willful misconduct.

5.3   Insurance.  Prior to the First Commercial Sale, AOI shall obtain and maintain products liability insurance covering the risk of claims, liabilities, expenses and judgments for which is has agreed to indemnify Penn and Procept pursuant to Section 5.2 hereof.  Coverage shall be in an amount which is not less than one million dollars ($1,000,000) per occurrence.

5.4   Infringement.  Each party shall promptly provide written notice to the other party of any alleged infringement by a third party of the Patent Rights and provide the other party with any available evidence of such infringement.  In the event of infringement of, or challenge to, the Patent Rights by a third party, AOI and Procept shall discuss whether Procept should exercise its right under Section 10.2 of the Penn License Agreement to prosecute and/or defend such infringement and/or challenge.  In the event AOI requests in writing that Procept proceed with the prosecution and/or defense, Procept shall proceed as directed by AOI and in accordance with the Penn License Agreement, at AOI’s expense, and AOI shall retain any recovery that would have been retained by Procept if Procept had brought such suit under the Penn License Agreement.  AOI shall indemnify and hold Procept harmless against any costs, expenses or liability that may be found or assessed against Procept in any such suit other than resulting from Procept’s negligence or wilful misconduct.  AOI may credit up to fifty percent (50%) of any litigation costs incurred by Procept at AOI’s request and reimbursed by AOI hereunder in any country pursuant to Article 10 of the Penn License Agreement and up to 50% of all amounts paid in judgement or settlement of litigation pursuant to Article 10 of the Penn License Agreement against royalties thereafter payable to Procept hereunder in such country.  If one-half of such litigation costs in such country exceeds 50% of royalties payable to Procept in any year in which such costs are incurred then the amount of such costs, expenses and amounts paid in judgement or settlement in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

6.             Representations and Warranties.

6.1   Representations by Procept.  Procept represents that it shall comply with the terms and conditions of the Penn License Agreement including, without limitation, Procept’s obligation to provide certain payments to Penn under Article 4 of the Penn License Agreement and to give Penn notices of sublicenses under Section 2.7.1 of the Penn License Agreement.

6.2   Warranty Disclaimer.  PROCEPT MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, KNOW-HOW OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

7.             Termination.

7.1   Term.  Unless terminated sooner in accordance with this Article 7, this Agreement shall terminate on the date of the last to expire Valid Claim contained in the Patent Rights.

7.2   Termination.  This Agreement may be terminated in the following circumstances:

(a)   Material Breach.  By either party, upon written notice of any material breach or default by the other party that the breaching party fails to remedy within sixty (60) days after the written notice thereof by the non-breaching party.

(b)   By AOI.  By AOI, at its sole discretion, upon ninety (90) days written notice to Procept.

7.3   Effect of Termination.

(a)   Existing Obligations.  Termination of this Agreement for any reason shall not relieve the parties of any obligation that accrued prior to such termination.

(b)   Disposition of Inventory.  AOI may, after the effective date of termination and continuing for a period of six (6) months thereafter, sell all completed Licensed Products, as well as any Licensed Products in the process of manufacture at the time of such termination, provided that AOI shall pay to Procept the fees thereon as required by Article 3 of this Agreement and shall submit the reports required by Section 3.9 hereof on the sales of Licensed Product.

(c)   Survival.  The provisions of Sections 3.3(b), 3.9, 5.2 and 5.3 and Articles 7, 8 and 9 shall survive any termination or expiration of this Agreement.

(d)   Sub-sublicenses.  Upon termination of this Agreement by Procept due to breach or default by AOI, any existing sub-sublicenses of AOI shall be automatically assigned to Procept, and Procept shall be bound by the terms of such sub-sublicenses provided that the sub-sublicensees continue to perform in accordance with their respective sub-sublicense agreements.  Notwithstanding the foregoing, Procept’s obligations to any such sub-sublicensee shall not be interpreted to extend beyond any obligations to AOI hereunder with respect to the subject matter of the sub-sublicense.

7.4   Effect of Termination of Penn License Agreement.  Section 2.7.4 of the Penn License Agreement provides that, in the event of the termination of the Penn License Agreement for any reason other than termination upon the date of the last to expire claim contained in the Patent Rights, this Agreement shall survive.

8.             Confidentiality.

8.1   Designation.  Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”).  Confidential Information that is disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

8.2   Obligations.  For a period of five (5) years after termination of this Agreement, the Receiving Party shall (i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; and (ii) use such Confidential Information solely for the purposes of this Agreement.

8.3   Exceptions.  The obligations of the Receiving Party under Section 8.2 above shall not apply to the extent that the Receiving Party can demonstrate that certain

Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

8.4   Ownership and Return.  The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party.  Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

9.             Miscellaneous.

9.1   Notice.  Any notice required or permitted to be given or made under this Agreement by one party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Procept:                         Procept, Inc.

369 Lexington Avenue, Tenth Floor

New York, New York 10017

Attn:  President

Facsimile:  (212) 983-2379

If to AOI:                               AOI Pharmaceuticals Inc.

730 Fifth Avenue, Ninth Floor

New York, NY 10019

Attn:  Chief Executive Officer

Facsimile: (212) 333-8631

9.2   Notice to Penn and PHS.  Promptly after the Effective Date, Procept will provide written notice to Penn under Article 15 of the Penn License Agreement and to PHS under the CRADA requesting that Penn and PHS provide a copy of all notices under Article 15 of the Penn License Agreement and Section 13.8 of the CRADA to AOI.  In the event Procept receives a notice from Penn under Article 15 of the Penn License Agreement or from PHS under Section 13.8 of the CRADA, Procept shall promptly provide a copy of such notice to AOI and shall copy AOI on any response thereto by Procept.

9.3   Governing Law.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

9.4   Force Majeure.  Neither party will be responsible for delays resulting from acts beyond the control of such party; provided, that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

9.5   No Agency.  Nothing in this Agreement shall be construed as authorization for either party to act as agent or representative of the other party.

9.6   Assignment.  This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party, except AOI and Procept may assign this Agreement without the consent of the other party to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction.  Any purported assignment in violation of this Section shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

9.7   Use of Names.  Neither party shall use the name of the other party or its Affiliates in any publicity or advertising without the prior written approval of the other party; provided however that Procept acknowledges and agrees that AOI may use the name of Procept in various documents used by AOI for capital raising and financing without such written consent but only to the extent that such use of name may be reasonably required by law.

9.8   Dispute Resolution. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith.  The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute.  By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative.  Such representatives shall schedule a date for a mediation hearing with a mutually agreeable mediator in New York, New York on a date not later than ten (10) business days after the date of such notice of dispute, or if no dates are available in such period, then the first available date thereafter.  The parties shall enter into good faith mediation and shall share the costs equally.  If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then either party may refer the dispute for final and binding resolution by arbitration to be conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered in such arbitration proceeding may be entered in, and enforced by, any court of competent jurisdiction.

9.9   Export Controls.  AOI acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material and other commodities.  The transfer of such items may require a license from the cognizant agency of the U.S. government or written assurances by AOI that it shall not export such items to certain foreign countries without the prior approval of such agency.  Procept neither represents that a license shall not be required nor that, if required, it shall be issued.

9.10                Amendments.  Any amendment of this Agreement shall be effective only if in writing and signed by both parties.

9.11                Severability.  In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

9.12                Waiver.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

9.13                Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AOI PHARMACEUTICALS, INC.		PROCEPT, INC

By:	/s/ Michael S. Weiss	By:	/s/ John F. Dee
Name:	Michael S. Weiss	Name:	John F. Dee
Title:	Chairman and Chief Executive Officer	Title:	Vice Chairman

Exhibit A

Penn License Agreement

(Attached)

Exhibit C

List of Certain Sub-sublicensees

1.             Cyclacel Limited

2.             Therapeutic Developments Limited (TDL)

3.             British Biotech Pharmaceuticals Limited

APPENDIX H

AMENDMENT TO SUBLICENSE AGREEMENT

This Amendment to Sublicense Agreement (this “Amendment”) is entered into on this 28th day of February, 2002 (“Effective Date”), by and between Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.), a Delaware corporation with offices at 369 Lexington Avenue, 10th Floor, New York, New York 10017 (“Procept”), and AOI Pharmaceuticals, Inc., a subsidiary of Access Oncology, Inc., a Delaware corporation with offices at 750 Lexington Avenue, 26th Floor, New York, New York 10022 (“AOIP”) (Procept and AOIP sometimes collectively referred to as “Parties”).

WHEREAS, Procept entered into a license agreement (the “License Agreement”) on or about March 17, 1998 with The Penn State Research Foundation (“Foundation”), pursuant to which Procept received an exclusive worldwide license to certain Patent Rights (as defined therein) and Know-how (as defined therein);

WHEREAS, Procept has sub-licensed certain of its interests, rights and obligations under the License Agreement to AOIP pursuant to a sublicense agreement entered into by and between Procept and AOIP on or about October 13, 2000 (such sublicense agreement, the “Sublicense Agreement”);

WHEREAS, Foundation and the United States Public Health Service have agreed to enter into an interinstitutional agreement (the “Interinstitutional Agreement”), a copy of which is attached hereto as Exhibit A, pursuant to which Foundation shall exclusively license its rights under the License Agreement to PHS, such Interinstitutional Agreement to become effective upon execution of the Revised License Agreement (as defined below);

WHEREAS, Procept and PHS have agreed to enter into a revised license agreement, a copy of which is attached hereto as Exhibit B, regarding the Patent Rights (such revised license agreement, the “Revised License Agreement”), which Revised License Agreement shall supercede and terminate the terms and conditions of the License Agreement;

WHEREAS, as a condition to executing the Revised License Agreement, PHS has requested that Procept amend the Sublicense Agreement to secure certain obligations from AOIP;

WHEREAS, Procept and AOIP wish to facilitate the development and commercialization of the Licensed Product(s) and Licensed Process(es) (as such terms are defined in the Revised License Agreement);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

1.             AOIP shall be bound by the terms of Section 4.02 of the Revised License Agreement.

2.             AOIP shall not sublicense its rights under the Sublicense Agreement without the consent of PHS, which consent shall not be unreasonably withheld, and without reasonable notice to Procept.

3.             This Amendment will be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

4.             This Amendment may be signed in one or more counterparts, each of which is to be considered an original, and taken together as one and the same document.

IN WITNESS WHEREOF, the Parties acknowledge by the signatures below of their authorized representatives that they have read this Amendment and understand and agree to be bound by its terms and conditions.

PROCEPT, INC.		AOI PHARMACEUTICALS, INC.

369 Lexington Avenue		An Access Oncology Company
10th Floor		750 Lexington Avenue
New York, NY 10017		26th Floor
New York, NY 10022

By:	/s/ Salvatore A. Bucci	By:	/s/ I. Craig Henderson
	Salvatore A. Bucci		I. Craig Henderson, M.D.
	President and Chief Executive Officer		Chief Executive Officer

APPENDIX I

RELEASE AGREEMENT

This agreement (this “Agreement”) dated as of February 28, 2002 is entered into by and among Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.) (“Procept”), AOI Pharmaceuticals, Inc. (a subsidiary of Access Oncology, Inc.) (“AOIP”) and the United States Public Health Services (“PHS”) (Procept, AOIP and PHS, collectively, the “Parties”).

WHEREAS, The Penn State Research Foundation (“Foundation”), the University of Chicago (“UC”) and PHS are owners of certain patent rights associated with O6-Benzylguanine and/or its derivatives;

WHEREAS, Foundation executed the following interinstitutional agreements with PHS: L-094-91/0, executed May 20, 1997 (attached as Exhibit A); and with UC (Arch Foundation) executed (May 16, 1997) (attached as Exhibit B) whereby UC and the Foundation received full power and authority to enter into a license agreement with Procept on or about February 6, 1998 (such license agreement, the “License Agreement” attached as Exhibit C), pursuant to which Procept received an exclusive worldwide license to certain Patent Rights (as defined therein);

WHEREAS, UC under an agreement with its affiliated corporation, ARCH Development Corporation  has the right to license the Licensed Patents and other intellectual property owned by ARCH;

WHEREAS, Procept has sub-licensed certain of its interests, rights and obligations under the License Agreement to AOIP pursuant to a sublicense agreement entered into by and between Procept and AOIP on or about October 13, 2000 (such sublicense agreement, the “Sublicense Agreement” attached as Appendix D);

WHEREAS, UC, Foundation and the PHS have agreed to enter into the following interinstitutional agreements (“Interinstitutional Agreements”): L-086-02/0, executed January 30, 2002; and L-067-02/0, executed January 29, 2002, copies of which are attached hereto as Exhibits E and F and pursuant to which PHS has exclusive licensing rights associated with the Patent Rights;

WHEREAS, Procept and PHS have executed a revised license agreement dated February 28, 2002, L-068-02/0 (“Revised License Agreement”), to which this Release Agreement is attached regarding the Patent Rights licensed to PHS which Revised License Agreement shall supercede and terminate the terms and conditions of the License Agreement;

WHEREAS, all of the Parties acknowledge that they will each derive substantial benefit from the Revised License Agreement, the Sublicense Agreement and AOIP’s development efforts thereunder;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             PHS hereby irrevocably and absolutely releases and forever discharges both Procept and AOIP, as well as their affiliates, and their respective successors, predecessors, assigns, beneficiaries, executors, trustees, administrators, subrogees, agents, representatives, employees, officers, directors, shareholders, partners, parent corporations, subsidiaries and affiliates (collectively, “Released Parties”), of and from any and all claims, demands, obligations, debts, actions, and causes of action of every nature, character, and description, known or unknown, pursuant to, arising out of, or related to the License Agreement, which PHS now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold against the Released Parties, arising prior to and including the date of this Agreement.

2.             In the event the Revised License Agreement is terminated owing to a breach by Procept (as determined by a court of competent jurisdiction or specific reference in a settlement of litigation) and AOIP is in good standing under the Sublicense Agreement, PHS will grant a license directly to AOIP on substantially similar terms and conditions as those contained in the Revised License Agreement (such newly granted license, the “New AOIP License”).  It is understood and agreed that unless and until such New AOIP License is executed, AOIP shall maintain its exclusive sublicense to the Patent Rights (as defined in the Sublicense Agreement) in accordance with the Sublicense Agreement.  It is further understood and agreed that the Sublicense Agreement shall terminate upon execution of the New AOIP License.  It is further understood and agreed to by PHS and AOIP that the royalty consideration to be paid to PHS under the terms and conditions of the New AOIP License shall be the same as those terms contained in Appendix C of the Revised License Agreement.

3.             The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

4.             This Agreement may be signed in one or more counterparts, each of which is to be considered an original, and taken together as one and the same document.

[the rest of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties acknowledge by the signatures below of their authorized representatives that they have read this Agreement and understand and agree to be bound by its terms and conditions.

PROCEPT, INC.		AOI PHARMACEUTICALS, INC.

369 Lexington Avenue		An Access Oncology Company
10th Floor		750 Lexington Avenue
New York, NY 10017		26th Floor
New York, NY 10022

By:	/s/ Salvatore A. Bucci	By:	/s/ I. Craig Henderson
	Salvatore A. Bucci		I. Craig Henderson, M.D.
	President and Chief Executive Officer		Chief Executive Officer

UNITED STATES PUBLIC HEALTH SERVICE

By:	/s/ Jack Spiegel
Jack Spiegel, Ph.D.
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health